PERFORMANCE CALCULATION

                    COLONIAL GLOBAL UTILITIES FUND - CLASS C



                             Inception Date: 3/27/95

                                SINCE INCEPTION

                   Standard       Non-Standard     Standard      Non-Standard
                   --------       ------------     --------      ------------


Initial Inv.       $1,000.00      $1,000.00        $1,000.00     $1,000.00

Amt. Invested      $1,000.00      $1,000.00        $1,000.00     $1,000.00
Initial NAV           $12.00         $12.00           $10.42        $10.42
Initial Shares        83.333         83.333           95.969        95.969

Shares From Dist.      1.598          1.598            6.770         6.770
End of Period NAV     $13.72         $13.72           $13.72        $13.72

CDSC                   1.00%
Total Return          15.53%         16.53%            40.96%        40.96%

Average Annual
 Total Return         15.53%         16.53%            14.10%        14.10%